                                                                    EXHIBIT 10.2

                            G-III APPAREL GROUP, LTD.
                            2005 STOCK INCENTIVE PLAN
                           RESTRICTED STOCK AGREEMENT

         AGREEMENT, made as of the ___ day of June, 2005, by and between G-III
Apparel Group, Ltd., a Delaware corporation (the "Company"), and
_________________________________ (the "Participant").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, pursuant to the G-III Apparel Group, Ltd. 2005 Stock Incentive
Plan (the "Plan"), the Company desires to grant the Participant, and the
Participant desires to accept, an award of Restricted Stock, upon the terms and conditions set forth in this Agreement and the Plan.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Grant. The Company hereby grants to the Participant ______ shares
(the "Shares") of the Company's common stock, $.01 par value (the "Common
Stock"), subject to the terms and conditions of the Plan and this Agreement. To the extent required by law, the purchase price per Share shall be the par value
($.01) of each Share, which the Participant shall pay to the Company simultaneous with the execution of this Agreement. The Shares are subject to certain transfer and forfeiture restrictions pursuant to this Agreement, which restrictions shall expire, if at all, in accordance with Section 2 below. While such restrictions are in effect, the Shares shall be referred to as "Restricted
Stock."

         2. Vesting. The Restricted Stock shall vest and cease to be Restricted
Stock upon written certification by the Compensation Committee of the Board of
Directors of the Company that the closing price share price on the Nasdaq
National Market of the Common Stock for any ten (10) consecutive trading day period is greater than any of the following targets: (a) $11.00 during the period commencing on the date hereof and ending on the day prior to the first anniversary of the date hereof, (b) $11.50 during the period commencing on the first anniversary of date hereof and ending on the day prior to the second anniversary of the date hereof, or (c) $12.00 during the period commencing on the second anniversary of date hereof and ending on the third anniversary of the date hereof.

         3. Restrictions on Transfer. Shares of Restricted Stock shall not be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated by the Participant (other than to the Company) unless and until they become vested and cease to be Restricted Stock pursuant to Section 2 above. Any attempted sale, assignment, transfer, disposition, pledge or hypothecation of shares of
Restricted Stock in violation of this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and issue "stop transfer" instructions to its transfer agent.

         4. Forfeiture. The Participant shall forfeit the Restricted Stock to the Company, without compensation (other than repayment of the par value paid for such shares of Restricted Stock), upon the earlier of (a) the date on which none of the vesting conditions specified in Section 2 above is capable of being satisfied, or (b) the termination of the Participant's employment with the
Company and its affiliates.

         5. Stock Certificates. Promptly after the date of this Agreement, the
Company shall issue one or more stock certificate(s) representing the Shares, unless it elects to recognize such issuance through book entry or another similar method. The stock certificate(s) shall be registered in the
Participant's name and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Shares. The Company shall retain physical custody of such stock certificate(s) until the restrictions thereon shall have lapsed. Upon the Company's request, the Participant shall deliver to the Company a duly signed stock power, endorsed in blank, relating to the
Shares.

         6. Voting; Dividends and Splits. All voting rights with respect to the
Restricted Stock shall be exercisable by the Participant notwithstanding the restrictions imposed on the Restricted Stock herein. Any cash dividends paid on the Restricted Stock shall be remitted to the Participant, subject to applicable withholding. Shares of Common Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, with respect to the Restricted Stock shall be subject to the restrictions and risk of forfeiture to the same extent as the Restricted Stock.

         7. Legends. The certificates which evidence the shares of Restricted
Stock shall bear the following legend (and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law):

             "THE SHARES OF COMMON STOCK EVIDENCED BY THIS CERTIFICATE ARE
             SUBJECT TO CERTAIN TRANSFER AND FORFEITURE RESTRICTIONS AS SET
             FORTH IN THAT CERTAIN RESTRICTED STOCK AGREEMENT BETWEEN THE
             COMPANY AND THE PARTICIPANT COPY OF WHICH IS ON FILE WITH THE
             SECRETARY OF THE COMPANY. ANY ATTEMPTED TRANSFER OF SHARES OF
             COMMON STOCK EVIDENCED BY THIS CERTIFICATE IN VIOLATION OF SUCH
             AGREEMENT SHALL BE NULL AND VOID AND WITHOUT EFFECT."

         8. No Rights Conferred. Nothing contained herein shall be deemed to give the Participant a right to be retained in the employ of the Company or any affiliate.

         9. Provisions of the Plan. The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof.
The Participant acknowledges receipt of a copy of the Plan prior to the execution of this Agreement.

         10. Tax Withholding. The Participant acknowledges that the Participant
(and not the Company) shall be solely responsible for any tax liability that may arise as a result of this award

of Restricted Stock. As a condition to the lapse of restrictions on the
Restricted Stock, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the
Company relating to the Restricted Stock, the Company may (a) deduct or withhold
(or cause to be deducted or withheld) from any payment or distribution to the
Participant whether or not pursuant to the Plan or (b) require the Participant to remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

         11. Governing Law. This Agreement shall be governed by the laws of the
State of Delaware, without regard to its principles of conflict of laws.

         12. Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified other than by written instrument executed by the parties.

         IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

                                            G-III APPAREL GROUP, LTD.

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

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